STOCK PURCHASE AGREEMENT

This Agreement, including all Exhibits attached hereto and incorporated herein (“Agreement”) is entered into on January 5, 2015 by and between (1) Sonny Nix and John Noah (hereinafter referred to as “Sellers” or “Shareholders”), the Shareholders of TRADITIONS HOME CARE, INC. (“TRADITIONS”), an Oklahoma Corporation, in good standing, with its principal office located at 100 S. 3rd Street, McAlester, Oklahoma and (2) Accelera Innovations, Inc., a Delaware corporation in good standing, with its principal office located at 20511 Abbey Dr., Frankfort, Il. 60423 (hereinafter referred to as “Purchaser or Accelera”) or it’s Assignee (which will be a subsidiary or controlled Company of Accelera).

WITNESSETH

WHEREAS, TRADITIONS is engaged in the business of providing home health care services for behavioral health, seniors, children, skilled nursing, therapists, wellness education, physical assistance, and special care situations; and

WHEREAS, Purchaser is a Delaware corporation in good standing; and

WHEREAS, Purchaser is engaged in the business of owning and operating Post-Acute Care Companies; and

WHEREAS, TRADITIONS Shareholders wish to sell and Purchaser wishes to buy all of the issued and outstanding common shares of TRADITIONS.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parties agree as follows:

1.	Sale of Shares of Stock

All record shareholders of TRADITIONS agree to sell all their shares in TRADITIONS and Purchaser agrees to purchase all such Shares upon the terms and conditions hereinafter set forth.

Current Shareholders of TRADITIONS, and current addresses are listed below:

50%	Sonny Nix, P.O. Box 164, Red Oak, Oklahoma 75563

50%	John Noah, P.O. Box 124, Wilburton, Oklahoma 74578

Current Shareholders of TRADITIONS shall execute a non-compete agreement at the final closing, agreeing not to compete with Purchaser for a period of Two (2) years from the closing.

Current shareholders of TRADITIONS shall deliver audited financials for 2013 and 2014 as soon as possible after December 31, 2014. Accelera will reimburse audit costs and related expenditures upon the Closing Date.

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2.	Consideration and Deposits.

Consideration to the record shareholders shall consist of the Purchase Price of $6,000,000.00 to Shareholders or assignee, with payments made to them as follows:

A.	Purchaser shall deposit by wire transfer to a bank account selected by Sellers (“Sellers Bank”) a sum equal to Three Million Dollars ($3,000,000.00) on the Closing Date (as defined below).

B.	Purchaser shall deposit by wire transfer to Sellers Bank a sum equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) six (6) months from the Closing Date.

C.	Purchaser shall deposit by wire transfer to Sellers Bank a sum equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) twelve (12) months from the Closing Date.

3.	Closing.

A.	The Closing Date shall be on or before March 31, 2015, and shall occur at 100 S. 3rd Street, McAlester, Oklahoma 74501. Seller shall give Purchaser an additional forty-five (45) days to secure funding if Purchaser gives Seller written request for such additional days on or before March 1, 2015.

B.	Deliveries at Closing Date:

1.	By: Seller

i)	Copy of Asset List attached hereto as Exhibit “A”;

ii)	Documentation that TRADITIONS is an Oklahoma Corporation in good standing;

iii)	Copies of the TRADITIONS Articles of Incorporation, as amended if amended, and By-Laws, as amended if amended;

iv)	Executed resolutions of the TRADITIONS Board of Directors approving of this transaction;

v)	Standard Stock Assignments to complete the transfer of shares from TRADITIONS shareholders to Purchaser;

vi)	All TRADITIONS business and accounting records (while maintaining copies of same as may be needed for tax or other legal matters);

vii)	Possession of real and personal property owned or leased by TRADITIONS;

viii)	State UCC searches showing no encumbrances on TRADITIONS assets; and

ix)	Copy of Employment Agreement attached hereto as Exhibit “B”

2.	By: Purchaser

i)	Wire transfer of Three Million Thousand Dollars ($3,000,000.00) to Sellers Bank on the Closing Date;

ii)	Copies of the Purchaser’s Articles of Incorporation, as amended if amended;

iii)	Executed resolution of Purchasers Directors approving this transaction;

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iv)	Executed Promissory Note and Security Agreement (in forms approved by Sellers) in the amount of $3 million securing the balance of the Purchase Price with a first priority perfected security interest in all of TRADITIONS’ assets, provided, however, that Sellers will agree to subordinate their priority interest to Purchaser’s primary lender upon any written request by such lender; and

v)	Executed Lease Agreements with Sellers’ real estate company, JCM Properties, LLC, for all four (4) of TRADITIONS’ office locations (in forms approved by Sellers).

B.	Deliveries at Second Payment Date (defined as six (6) months after Closing Date):

1.	By: Seller

i)	Documentation that TRADITIONS is an Oklahoma Corporation in good standing.

2.	By: Purchaser

i)	Wire transfer of One Million Five Hundred Thousand Dollars ($1,500,000.00) to Sellers Bank on Second Payment Date.

C.	Deliveries at Final Payment Date (defined as twelve (12) months after Closing Date):

1.	By: Seller

i)	Documentation that TRADITIONS is an Oklahoma Corporation in good standing.

ii)	Release of Promissory Note and Security Agreement by Sellers.

2.	By: Purchaser

i)	Wire transfer of One Million Five Hundred Thousand Dollars ($1,500,000.00) to Sellers Bank on Second Payment Date.

4.	Operation of Subject Corporations Businesses.

TRADITIONS shareholders agree to operate its business in the same manner as it has been operated heretofore, and will diligently promote the growth of such businesses in an efficient and productive manner. TRADITIONS agrees not sell any of its assets except as is normal in the ordinary course of its day-to-day business operations, nor borrow monies, nor incur encumbrances except as may be reasonably required to facilitate the operation and growth of such businesses.

5.	Default by Purchaser.

The following events shall also be deemed to be a default by the Purchaser:

A.	Failure of Purchaser to perform any Purchaser obligation under the terms of this Agreement, including, but not limited to, any monetary default by failing to timely make the payments to Sellers on the due dates as provided in Sections 2(C) and (D) above (“Monetary Default”), unless such failure is cured within twenty (20) calendar days of TRADITIONS sending Purchaser Notice of such failure. If any Monetary Default is not timely cured, then Sellers may enforce the remedies provided in the Security Agreement;

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B.	Purchaser filing a petition in bankruptcy to be adjudicated as a voluntary bankrupt; or filing a similar petition under any insolvency act; or making an assignment for the benefit of its creditors; or consent to the appointment of a receiver of itself or of the whole or of any substantial part of its property; or file a petition or answer seeking reorganization or arrangement of itself under any Federal bankruptcy laws or any other applicable federal or state statute;

C.	Entry of a court order adjudicating Purchaser as a bankrupt or appointing a receiver or trustee of Purchaser or of any substantial portion of Purchaser’s assets, or approving reorganization or arrangement of Purchaser under any Federal or state law, which order is not vacated within ninety (90) days of its entry;

D.	Purchaser admission in writing of its inability to pay its debts generally as they become due; and

E.	If any material representation made by Purchaser in writing is found to be false or incorrect in any material way or materially misleading at the time it was made.

6.	Default by TRADITIONS.

The following events shall be deemed to be a default by TRADITIONS:

A.	If TRADITIONS files a petition in bankruptcy to be adjudicated as a voluntary bankrupt; or filing a similar petition under any insolvency act; or making an assignment for the benefit of its creditors; or consent to the appointment of a receiver of itself or of the whole or of any substantial part of its property; or file a petition or answer seeking reorganization or arrangement of itself under any Federal bankruptcy laws or any other applicable federal or state statute;

B.	Entry of a court order adjudicating TRADITIONS as a bankrupt or appointing a receiver or trustee of any of them or of any substantial portion of any of their assets, or approving reorganization or arrangement of Purchaser under any Federal or state law, which order is not vacated within ninety (90) days of its entry;

C.	If any material representation or omissions made by TRADITIONS in writing is found to be false or incorrect in any material way or materially misleading at the time it was made;

D.	Encumbering or transferring any material portion of its property in such a way that it would materially negatively impact the value of its assets; and

E.	TRADITIONS failure to perform any other obligation of Corporation pursuant to the terms of this Agreement, unless such failure is cured within twenty (20) calendar days of Purchaser sending TRADITIONS Notice of such failure.

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7.	Cure Periods.

Unless otherwise specifically provided otherwise in this Agreement, the cure period for the failure to perform any obligation of a party pursuant to the terms of this Agreement shall be thirty (30) calendar days after sending Notice of such failure to the failing party.

8.	Expenses.

Each party shall bear its own costs of accounting and legal services in connection with this Agreement (except for Purchaser’s agreement to reimburse TRADITIONS for its 2013 and 2014 audit costs and related expenditures).

9A.	TRADITIONS Hold Harmless.

TRADITIONS does hereby indemnify and reimburse Purchaser for and shall hold and save Purchaser harmless from and against all liabilities, debts, taxes, costs, claims, expenses, actions or causes of action, losses, damages of any kind whatsoever (including costs of litigation, investigation, and reasonable attorney’s fees, but not including standard accounts receivable and accounts payable amounts) now existing or that may hereafter arise from or grow out of Seller’s operation and/or ownership of Seller’s Company prior to the Closing Date, either directly or indirectly, other than for ordinary business expenses incurred in the operation of the Subject Corporation.

9B.	Purchaser Hold Harmless.

Purchaser does hereby indemnify and reimburse Seller for and shall hold and save Seller harmless from and against all liabilities, debts, taxes, costs, claims, expenses, actions or causes of action, losses, damages of any kind whatsoever (including costs of litigation, investigation, and reasonable attorney’s fees, but not including standard accounts receivable and accounts payable amounts) that may hereafter arise from or grow out of Purchaser’s operation and ownership of Purchaser’s business after the Closing Date, either directly or indirectly.

10.	Representations and Warranties.

A.	TRADITIONS represents and warrants that:

(i)	TRADITIONS is in good standing as an Oklahoma Corporation;

(ii)	TRADITIONS has and will maintain during the term of this Agreement all the required permits and licenses required to conduct the businesses in which it is engaged;

(iii)	TRADITIONS owns the tangible assets which are used in the conduct of their businesses, except as specifically otherwise stated in writing to Purchaser;

(iv)	Copies of all financial statements and records for Traditions requested by Purchaser have been provided to Purchaser, and all such documents provided are true and correct copies of the originals of such documents;

(v)	TRADITIONS has not since October 15, 2014 and will not during the term of this Agreement revise their methods of doing business, accounting, or financial reporting;

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(vi)	TRADITIONS will comply with all governmental requirements during the term of this Agreement; and

(vii)	TRADITIONS shareholders are legally authorized to and have full authority to execute this Agreement and bind the Seller to the terms of this Agreement.

B.	Purchaser represents and warrants that:

(i)	Purchaser is in good standing as a Delaware corporate company;

(ii)	Purchaser has and will maintain during the term of this Agreement all the required permits and licenses required to conduct the businesses in which it is engaged;

(iii)	Purchaser will comply with all governmental requirements during the term of this Agreement; and

(iv)	Purchaser and the persons executing this Agreement are legally authorized to and have full authority pursuant to properly authorized corporate resolutions to execute this Agreement and bind the Purchaser to the terms of this Agreement.

11.	Real Estate.

A.	Corporation is leasing the business properties at four (4) Oklahoma locations in McAlester, Red Oak, Poteau and Park Hill, with its principal place of business being located at 100 S. 3rd Street, McAlester, Oklahoma (“Business Address”). Purchaser and TRADITIONS will enter into new Lease Agreements with Sellers’ real estate company, JCM Properties, LLC, for all four (4) locations (in forms approved by Sellers. Said leases shall have Fair Market Value rent payments and shall extend for a period of Five (5) years with automatic renewals thereafter.

B.	The Business Address shall remain the principal business location of the Subject Corporation during the term of the Employment Contracts referenced below.

12.	Employment Contracts.

Purchaser will continue to support all existing employment agreements with TRADITIONS full-time equivalents. The current CEO, SONNY NIX (“Employee”), will retain his position and his salary will be increased to ($150,000) annually; bonuses will be 5% based on an increase in gross revenue from the base gross revenue earned in the previous year. Employee shall receive an additional bonus of 10% of the base EBITDA increase from the base EBITDA in the previous year, all as provided in his Employment Agreement.

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13.	Assets of the Subject Corporation

Attached hereto as Exhibit “A” is a list of TRADITIONS current assets, including information, where applicable, regarding any leases or encumbrances which may relate to any such assets. TRADITIONS shareholders warrant that assets will not be sold, encumbered, or acquired by TRADITIONS except in the normal and customary conduct of the businesses of the Subject Corporation during the term of this Agreement. Purchaser is, as part of this Stock Purchase Agreement, acquiring all of Traditions asset, including Accounts Receivable and Cash on hand and in banks. However, Seller shall receive at closing, from the cash in the corporate checking account, “excess capital” which shall be defined as the difference between the cash in the account at the time of closing minus the operating expenses of the business which shall include, but not be limited to: payroll, rent, utilities, phone, supplies, travel and entertainment. Seller may take money from the cash account prior to closing so long as there is enough cash at closing the operating expenses for a period of 30 days.

14.	Confidentiality.

The parties agree that the terms and conditions of this Agreement and its exhibits are confidential between the parties and may not be disclosed to any third persons without the written consent of both parties except to the extent necessary to perform the obligations of this Agreement or as required by law or as already known in the public domain.

15.	Litigation.

Seller’s represent that there is no litigation or proceedings pending to their knowledge against or relating to the Subject Corporation other than as has been disclosed to Accelera in writing; nor does Seller know nor have reasonable grounds to know of any basis of any additional action or governmental investigation relative to the Subject Corporation, or its properties or businesses.

16.	Resolution of Disputes.

The parties agree that any dispute, controversy or claim arising out of or related to this Agreement will be resolved first by negotiations between the parties, and if not resolved within a reasonable period of time by negotiations, then by mediation conducted in Will County, Illinois by such mediation service as agreed in writing by the parties. If the dispute is not resolved within a reasonable period of time by mediation, then it will be resolved by binding arbitration conducted in Will County, Illinois by such arbitration service as agreed in writing by the parties. Demand for arbitration must be made no later than the time that such action would be permitted under the applicable statute of limitations. Each party will pay all of their own mediation and arbitration expenses, including, but not limited to, mediation fees, arbitration fees, attorney’s fees, and expert’s fees. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

17.	Notices.

Any notice or demand required or desired to be given under this Agreement shall be in writing and shall be personally served or in lieu of personal service may be given at the street addresses, email addresses and/or fax numbers set forth herein or otherwise known to the parties. Any party may change its street address, email address or fax number by giving notice in accordance with the provisions of this section.

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Such notice shall be deemed as received on the third business day after mailing by certified mail; or on the day after being sent next day delivery by a recognized overnight delivery service; or on the day sent by email or sent by facsimile transmission provided that the sender can show proof of such transmission and provided that an original of such notice is mailed by first class or certified mail, proper postage prepaid, within two business days of such email or facsimile transmission.

Notices may be sent as follows or as otherwise directed by either party:

TRADITIONS HOME CARE, INC.	ACCELERA INNOVATIONS Inc.
Attn: Sonny Nix, CEO	Attn: John Wallin
100 S. 3rd Street	20511 Abbey Drive
McAlester, Ok. 74501	Frankfort IL 6042
Phone: 918/426/0983	Phone: 866/866/6758
Fax: 918/426/7673	Fax: 708/478/5457
Email: traditions_hc@sbcglobal.net	Email: jwallin@accelerainnovations.com

18.	Miscellaneous.

A. Entire Agreement/Venue. This Agreement, together with its Exhibits attached hereto and made a part hereof, constitutes the entire agreement between the parties and supersedes and takes precedence over any prior agreement(s) between the parties, whether written or oral. This Agreement may be modified or altered only by the prior written consent of all parties or their legal representatives. The failure of any party to enforce any provision of this Agreement shall not be construed as a modification or waiver of any of the terms of this Agreement, nor prevent that party from enforcing each and every term of this Agreement at a later time. This Agreement shall be construed according to the laws of the State of Illinois.

B. Survival. All the agreements, representations, warranties, indemnifications and undertakings herein contained shall survive the Closing of this transaction and shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, executors, administrators, successors, and assigns, as though they were in all cases named.

C. Severability/Blue Pencil. In the event that any of the provisions or portions of this Agreement are held to unenforceable or invalid by any court of competent jurisdiction, the validity of the remaining portions and provisions shall not be affected, and thereby held to be enforceable and valid and the balance of the Agreement shall be construed to and any invalidated section may be rewritten by a court of law to achieve the intent of the invalidated portion as nearly as is legally possible.

D. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute this Agreement. Multiple copies of this Agreement may be separately executed by the parties and shall together constitute one Agreement.

The parties do not intend to confer any benefit hereunder on any person or party other than the parties hereto and their successors as described herein.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of

Sellers (Shareholders):		Purchaser:
Sonny Nix		Accelera Innovations, Inc.
John Noah

By:	/s/ Sonny Nix	By:	/s/ Cindy Boerum
	Sonny Nix		Cindy Boerum/CSO, President
	Date: 1-5-15		Date: 1-5-15

By:	/s/ John Noah
John Noah
Date: 1-5-15

TRADITIONS HOME CARE, INC.

By:	/s/ Sonny Nix
Sonny Nix, CEO
Date: 1-5-15

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Exhibit A

TRADITIONS ASSETS

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Traditions Home Care, Inc Fixed Asset Schedule November 30, 2014

Furniture and Equipment

Date	Description	Useful Life	Beginning Balance	Purchases	Deletions	Ending Balance
			Fixed Asset			
07/12107	Gateway Computers • Laptops (Dec 1.2007)	60.00	40 ,841.50	0.00		40,84150
07/24/07	Digital Technology Solutions _Servers	60.00	39 283.34	0.00		39,283.34
02/28/08	5) Gateway Computers	60.00	5,804.25	0.00		5,804.25
07/31/08	5) Dell Computers	60.00	5 003.11	0.00		5,003.11
11/11/08	15\ Dell Computers	60.00	4.991.06	0.00		4.991 06
08/16/10	Server EalPment & Software	60.00	30,890.46	0.00		30,890.46
09/29/14	33) loads for Kinnser Software	60.00		19,880.49		19.880.49
10121/14	131 loads for Kinnser Software	6000		7.496.06		7,496.06
Totals			126,813.72	27.376.55	0.00	154.190.27

Software

Date	Description	Useful Life	Beginning Balance	Purchases	Deletions	Ending Balance
			Fixed Asset			
05/01/06	Lewis Software • Patron	60.00	52 368.37	0.00	(52,368.37)	0.00
10/08/07	Lewis Software· POC (Dec 1, 2007)	60.00	112,323.15	0.00	(112.323.15)	0.00
11101/08	Lewis Software • POC Additional 13 seats	60.00	29 473.60	0.00	(29 473.601	0.00
05/01/10	Cerner Software (Placed In Service May 201OI	6000	122.658.00	0.00		122.658.00
06/16/10	SHP OBQI Analvzer Software	6000	9,990.00	0.00		9 990.00
Totals			326.813 .12	0.00	(194, 165.1211	132.648.00

Vehicles

Date	Description		Useful Life	Beginning Balance	Purchases	Deletions	Ending Balance
				Fixed Asset			
12/31/09	201O Nissan Versa		48.00	13,787.00	0.00		13.787.00
09/30(10	2011 Nissan Versa		48.00	13,984 00	0.00		13,984.00
02/23/11	2010 Nissan Versa	From THC/NE)	48.00	12,$01.04	0.00		12,901.04
11/01/11	2009 Nissan Versa	From TECI DISPOSED 01/1012014	24.00	8 195.72	0.00	(8,195.72	0.00
11/01/11	2009 Nissan Versa	From TEC\ DISPOSED 10/1512013	24.00	0.00	0.00		0.00
11101/11	201O Nissan Versa	From TEC) DISPOSED 02/18/2013	36.00	0.00	0.00		0.00
06/25/12	2012 Nissan Versa		4800	15,159.00	0.00		15,159.00
01/01/13	20.13 Nissan Versa #DI855419 (DISPOSED 11130/14)		48.00	14 689.00	0.00	(14,689 00	0.00
01/30/13	2013 Nissan Versa #DL867879		46.00	14.959.00	0.00		14,959.00
01/30/13	2013 Nissan Versa #DL868820		46.00	14,959.00	0.00		14,959.00
01/30/13	2013 Nissan Versa #DL867540		48.00	14,959.0	0.00		14,959.00
01/30/13	2013 Nissan Versa #DL861854		48.00	14,959.00	0.00		14959.00
02111/13	2013 Nissan Versa #DL862644		48.00	15.089.00	0.00		15,069.00
03/15113	2013 Nissan Versa #DL672659		48.00	15,089.00	0.00		15,089 00
Totals				168 729.76	0.00	(22,884.72}1	145,645.04

Start-Up Cost

Date	Description	Useful	Beginning	Purchases	Deletions	Ending
			Fixed Asset			
05/10/02	Start-uo Cost	60.00	16.611.16			16,611.16
Totals			16.611.16	0.00	0.00	16611.16

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Exhibit B

TRADITIONS EMPLOYMENT AGREEMENT

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EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on the closing date of the Stock Purchase Agreement dated the 5th day of January, 2015 (“Purchase Agreement”), by and between Traditions Home Care, Inc. (“Traditions”), located at 100 S. 3rd Street, McAlester, Oklahoma and Accelera Innovations, Inc., or its assignee (which will be a subsidiary or controlled Company of Accelera) located at 20511 Abbey Drive, Frankfort, IL 60423 ("Employer"), and Sonny Nix, current CEO of Traditions ("Employee").

In consideration of the mutual covenants set forth herein, Employer agrees to hire Employee and Employee agrees to the employment for Employer per the terms and conditions of this Agreement.

1.	DURATION:

This Agreement shall be for a period of three (3) years beginning on the closing date of the Purchase Agreement.

2.	DUTIES:

Employee shall be employed in the position of Chief Executive Officer, with attendant responsibility as Chief Executive Officer for Traditions. The job function of this position is to provide General Management of the operations of the Employer and to grow the business unit.

3.	BEST EFFORTS:

Employee shall devote reasonable and necessary time, attention, knowledge, and skills to the interest of Employer's business and shall use his best efforts in doing so.

4.	PLACE AND HOURS OF EMPLOYMENT:

Employee agrees that his employment shall be primarily conducted from the Employer's offices in McAlester, Oklahoma, although travel may, as circumstances dictate, be necessary to carry out his duties. Employee will devote as much time as necessary to effectively carry out his duties in a normal, usual, and customary work week.

5.	PERFORMANCE:

Employee shall use his best efforts to maintain and manage all current and future patients managed by Employer.

6.	COMPENSATION:

Employee shall be compensated at the rate of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) per annum. Employer shall deduct or withhold from said compensation any and all sums required for federal and state income and social security taxes, as well as any other legitimate tax required by law. Salary increases shall be based on job performance and shall be renegotiated annually. Employee shall be entitled to annual bonuses in the amount equal to 5% of the increase in Employer’s gross revenues from the base gross revenues earned in the previous year. Employee shall also receive an additional bonus in the amount equal to 10% of the base EBITDA increase from the base EBITDA in the previous year

As additional consideration, Accelera agrees to give Employee an option to purchase 60,000 common shares of Accelera Innovations, Inc. stock at a price of $0.0001 per share, to be vested shares annually (20,000 shares per year) for 3 years, beginning on the date this Agreement becomes effective, which is to be at the closing of the Purchase Agreement by Employer. For vesting purposes annually is every 12 months from the date this Agreement begins (closing of the Purchase Agreement).

7.	SALARIED STATUS:

Employee understands and agrees that he is a salaried employee of management status, and as such is not entitled to overtime wages unless under special circumstances and specifically agreed to in writing.

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8.	EXPENSE REIMBURSEMENT:

Employee shall be entitled to reimbursement for any and all expenses authorized and reasonably incurred in the performance of the functions of his duties. Employee must timely provide Employer with an itemized account of all expenditures and with receipts therefor.

9.	BENEFITS:

If or when not provided directly by Traditions, Employer will supply or continue payment of Employee's health insurance plan(s) during the term of this Agreement.

10.	VACATION:

Employee is entitled to three (3) weeks paid vacation annually plus all federal and state holidays.

11.	SICK DAYS:

Employee shall be granted twelve (12) sick days per calendar year, which shall cumulate from year to year. In the event Employee requires surgery, or additional sick days are required, Employee shall seek prior written approval.

12.	INSURANCE:

Employer shall continue to provide for health insurance and benefits with the same or better benefits as are currently provided to Employee.

13.	EMPLOYMENT AGREEMENT TERM:

This Agreement shall be in effect for an Initial Term of thirty-six (36) months from its execution and all payments by Employer to Employee are guaranteed by Employer upon any termination during the Initial Term except upon resignation by Employee. This Agreement shall automatically be renewed for successive One Year periods from the date of expiration (“Renewal Terms”) unless Thirty (30) day notice to the contrary is provided by either Party. In the event that Employee is terminated for anything other than CAUSE (criminal activity, malfeasance, failure to perform his duties for Thirty (30) consecutive days or failure to perform his job functions in a professional manner or lackluster performance), Employee shall retain the right to exercise options granted above as they would have vested, and all guaranteed payments remaining during the Initial Term shall continue to be paid to Employee.

14.	COVENANTS:

Employee agrees to not use, disclose, or communicate in any manner, proprietary information about Employer or Traditions, or their operations, clientele, or any other proprietary information that relates to the business of Employer or Traditions, or their customers, marketing strategies, trade secrets, or other information which is identified in writing to Employee as being "Confidential Proprietary Information". This section shall not apply to information that is (a) otherwise in the public domain, (b) developed by or already known to Employee, or Traditions (c) required to be disclosed by any court of law or governmental agency, or (d) that is provided to employees and/or agents of Employer or Traditions, including but not limited to accountants and attorneys.

15.	NON-SOLICITATION OF CUSTOMERS:

For a period of one (1) year following termination of employment of Employee by Employer for any valid reason, Employee shall not solicit third party customers or clients of Employer.

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16.	NON-RECRUITMENT OF EMPLOYEES:

For a period of one (1) year following termination of employment of Employee by Employer for any valid reason, Employee shall not recruit any of Employer's employees for the purpose of any third party outside business.

17.	RECORDS AND ACCOUNTS:

Employee agrees that all records and accounts maintained during the course of employment pursuant to this Agreement (a) are the property of Traditions, (b) shall remain current, and (c) shall be maintained at Employer's place of business.

18.	RETURN UPON TERMINATION:

Employee agrees that upon termination of this Agreement, he shall return to Employer all of Employer's property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, records, accounts, materials subject to copyright by Employer, Employer trademark or patent protection, customer and Employer information, credit cards, business documents, reports, and any and all other property of Employer.

19.	INDEMNIFICATION FOR THIRD PARTY CLAIMS:

Employer agrees to hold harmless, indemnify, defend, and save Employee from and against all claims, liabilities, causes of action, damages, judgments, attorneys' fees, court costs, and expenses which arise out of Employee's normal course of performance of his duties, or occasioned by Employer.

20.	RESOLUTION OF DISPUTES:

Employee and Employer agree that any dispute, controversy or claim arising out of or related to this Agreement will be resolved first by negotiations between the parties, and if not resolved within a reasonable period of time by negotiations, then by mediation conducted in Will County, Illinois by such mediation service as agreed in writing by the parties. If the dispute is not resolved within a reasonable period of time by mediation, then it will be resolved by binding arbitration conducted in Will County, Illinois by such arbitration service as agreed in writing by the parties. Demand for arbitration must be made no later than the time that such action would be permitted under the applicable statute of limitations. Each party will pay all of their own mediation and arbitration expenses, including, but not limited to, mediation fees, arbitration fees, attorney's fees, and expert’s fees. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

21.	NOTICES:

Any notice or demand required or desired to be given under this Agreement shall be in writing and shall be personally served or in lieu of personal service may be given at the street addresses, email addresses and/or fax numbers set forth herein or otherwise known to the parties. Any party may change its addresses or fax number by giving notice in accordance with the provisions of this Subsection.

Such notice shall be deemed as received on the third business day after mailing by certified mail; or on the day after being sent next day delivery by a recognized overnight delivery service; or on the day sent by email or facsimile transmission provided that the sender can show proof of such transmission and provided that an original of such notice is mailed by first class or certified mail, proper postage prepaid, within two business days of such facsimile transmission.

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Notices may be sent as follows or as otherwise directed by either party:

Employer:	Employee:
Traditions Home Care, Inc.	Sonny Nix
20511 Abbey Drive	P.O Box 164
Frankfort IL 60423	Red Oak, OK. 75563
Attn: John Wallin
Phone: 866/866/6758	Phone: 918/426/0983
Fax: 708/478/5457	Fax: 918/426/7673
Email:jwallin@accelerainnovations.com	Email: traditions_hc@sbcglobal.net

22.	ENTIRE AGREEMENT:

This Agreement represents the complete and exclusive statement of the Employment Agreement between the Employer and Employee. No other agreements, covenants, representations, or warranties, express or implied, oral or written, have been made by the parties concerning this Employment Agreement.

23.	PRIOR AGREEMENTS:

This agreement supersedes any and all prior agreements or understandings between the parties involving employment of Employee by Employer, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

24.	MODIFICATIONS:

Employer and Employee agree that this Agreement and the Stock Purchase Agreement constitute the entirety of the agreements between the parties. Any modifications to this Agreement may only be done in writing and must be signed by Employee and an officer of Employee.

25.	SEVERABILITY:

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect, and thereby held to be enforceable and valid; and the balance of this Agreement shall be construed to, and any invalidated section may be rewritten by a court of law to, achieve the intent of the invalidated portion as nearly as is legally possible.

26.	WAIVER OF BREACH:

The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate as a waiver of any subsequent breach, and shall not be deemed a change in the terms of this Agreement. No waiver shall be valid unless approved in writing and signed by the waiving party. The failure of any party to enforce any provision of this Agreement shall not be construed as a modification or waiver of any of the terms of this Agreement, nor prevent that party from enforcing each and every term of this Agreement at a later time.

27.	AMBIGUITIES:

The parties agree that they have had opportunity for legal advice in executing this Agreement, and each party hereto therefore agrees that any ambiguity created by this document will not be construed against the other party.

28.	CHOICE OF LAW:

Employer and Employee agree that this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois.

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29.	STATUTE OF LIMITATIONS:

Each party shall have one year following termination of this Agreement to make any claims or institute any causes of action for damages relating to this Agreement.

30.	ATTORNEY REVIEW:

Each party warrants and represents that it has had the opportunity to rely on legal advice from an attorney of its choice, so that the terms of this Agreement and their consequences could have been fully read and understood by such party.

31.	ASSIGNMENT:

Employee understands that Employer may assign this Agreement to an entity which is owned or controlled by Accelera Innovations, Inc., and that its terms shall remain binding on both parties.

32.	COORDINATION WITH ACCELERA INNOVATIONS, INC.

Employee understands that Employer may direct Employee to perform such CEO duties either for Traditions directly, or for another entity which may be established to manage and operate Traditions that may also be owned or controlled by Accelera Innovations, Inc.

33.	MISCELLANEOUS:

This Agreement is binding on the successors, heirs, and assigns of each party hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute this Agreement.

Dated this 5th day of January, 2015

Employer:		Employee:
Accelera Innovations, Inc.

	/s/ Cindy Boerum	/s/ Sonny Nix
by:	Cindy Boerum/CSO,President	Sonny Nix

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